SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 16, 2008

SINGLE TOUCH SYSTEMS INC. (Exact name of registrant as specified in its charter)

Delaware	33-73004	13-4122844

(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2235 Encinitas Blvd, Suite 210
Encinitas, California	92024

(Address of principal executive offices)	(Zip Code)

(760) 438-0100 (Registrant’s telephone number, including area code)

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

{00099571.1 \ 0614-006}

Item 3.02. Unregistered Sales of Equity Securities.

On September 16, 2008, the company received notice of conversion on a promissory note held by Activate, Inc. in the amount of $561,558. The conversion notice was for the full amount of the note at $.08 cents per share. The conversion rate is a fixed term of the note. The total amount of restricted common shares to be issued from the authorized but unissued capital of the company as a result of this conversion is 7,019,475.

Activate, Inc. is a company wholly owned by Anthony Macaluso, our President, Chairman and Chief Executive and Financial Officer. Activate has sublicensed certain applications to the Company and in consideration, receives 3% of all net revenue generated under the license. Activate collects the revenue generated under this license and pays 97% of the amounts collected to the Company.

The shares were issued to a single recipient. The shares were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended, since the foregoing sale did not involve a public offering. The recipient had access to information that would be included in a registration statement, the recipient bought the shares for investment and not resale, and we have taken appropriate measures to restrict resale.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINGLE TOUCH SYSTEMS INC.

	By:	s\ Anthony Macaluso

	Name:	Anthony Macaluso
Title: President
Dated: September 17, 2008